Exhibit 99.1

BTIG CONFERENCE
INTERVIEW WITH JON BORTZ, RAY MARTZ, NATE ROGOFF, DAN LANCE
HOST: JIM SULLIVAN

SYLVIA:
Welcome to the Pebblebrook Hotel Trust conference call. My name is Sylvia and I will be your operator for today's call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session. During the question and answer session, if you have a question, please press star and then one on your touchtone phone. Please note that this conference is being recorded. I will now turn the call over to Jim Sullivan. Mr. Sullivan, you may begin.
JIM SULLIVAN:
Okay. Thank you, Sylvia. And thank you all who have tuned in this morning for the call. I'm sitting here with Jon Bortz, CEO of Pebblebrook Hotel Trust, as well as Ray Martz, the CFO, as well as some other members of the REIT team. We have Nate Rogoff, who is the analyst in the special event desk here. Jon and Pebblebrook published this morning an updated handout, which if you haven't received it, it should be available online with an updated view of the current rationale for the transaction that they're proposing to do with LaSalle Hotels. So with that, I'm going to turn it over to Jon.
JON BORTZ:
Okay. Thanks, Jim. We're just going to run through a few of the early pages, the most important pages, and then we can go to Q&A because I know that we've talked with many of you already. I know you're pretty familiar with the deal, but we're going to run through it just to make sure we're all talking the same playbook here. I'm going to start on page three. Just really quickly, as you all know, LaSalle's board accepted a Blackstone offer that is today below the outstanding price that the LaSalle stock is trading at.
Therefore, it's a take under at this point in time. As compared to our offer, it's a 9% discount to our offer. That obviously is value that would go to LaSalle's shareholders. Our implied offer is $36.47. So around $3 above the $33.50 Blackstone offer today. As you know, the structure is cash and shares. You can select up to 100% cash at $37.80, that amount, that price is fixed for the cash portion at $37.80. So it acts as a stake in the ground, if you will, to limit the fluctuation in the value of the offer.
And obviously, the $37.80 is slightly above, a little over $1.30 above where the stock is trading – well, where the implied offer of our exchange is at right now. If more than 20% of the shares elect cash, then there'll be a proration back to 20% in the aggregate. As you know, we now own 9.8% of the company, which is the maximum allowed under the bylaws and the charter of LaSalle.

That's typical for REITs to have that limitation because of the five or 50 rule for tax purposes. And so we have a $360 million investment in the company. We want to make sure people understand that we're not going anywhere. We're going to see this through to the finish. And that finish, we believe it's either going to be the board selecting our offer or it's going to be Blackstone increasing their price to a level that the shareholders of LaSalle are happy with.
And it'll be one or the other based upon our perspective. Just so you understand, also, what we proposed in our last offer was we would accept the M&A agreement pretty much on the same terms as the Blackstone arrangement - which is obviously public record, the M&A agreement – but for changes necessary in order to accommodate a cash and share structure versus an all cash offer.
So that relates to change of control payments, it relates to timing, it relates to everything. And then of course with the exchange ratio, LaSalle's shareholders would significantly increase their dividend based upon our $1.52 per share, compared to their 22 and a half cent quarterly dividend.
RAY MARTZ:
And just one thing. And also, if we were to sign a merger agreement today with LaSalle, we estimate our closing would be between 90 and 120 days.
JON BORTZ:
So no different than the timing for the existing transaction in terms of the overall time. A couple points on page four we'd like to point out. You know, the logic of this combination of these two companies is very strategic. It's obvious. It's similar hotels, similar strategy, similar markets, similar operators. 22 of the hotels that LaSalle owns today were purchased while I was CEO of the company.
And there were another 12 or 13 hotels that we bid on that LaSalle ultimately ended up buying. So we have a vast understanding of the assets, which from our perspective reduces the risk of buying assets that we already own versus assets that we've never owned in the marketplace in general versus buying assets that we know a lot about. There are operating and informational synergies. We mentioned we own 9.8% of the company.
I'm going to say it again. I mean we're committed to doing what's necessary to ensure that LaSalle's shareholders get the full value that we've offered, the full value of the company, as opposed to Blackstone's take-under which today is over a dollar below where the stock is trading. And of course, we're prepared to sign an M&A agreement that could be negotiated we believe in 24 hours based upon the agreement that's already in place with Blackstone.
Why our deal? Well, I don't know. Maybe because it's higher. It's significantly higher. It's $300 to $400 million of incremental value versus the existing one today. I think the company keeps saying, you know, they made a decision at a point in time, but their fiduciary responsibility is an ongoing responsibility to accept the best offer. And I think that the circumstances have changed from when they initially made the decision to go with Blackstone.
And what's changed are a couple of things. First of all, the market has spoken. The shareholders have spoken and said, "We want the Pebblebrook deal. We believe that's a higher value." Or, "We believe the company based upon that is worth more, and therefore, Blackstone should pay more to get the company." So, as we've said all along, if Blackstone increases their offer to a level that's competitive with ours and the shareholders want to support that, we're supportive of that as a shareholder.
And that's just fine. And I think the other thing that's changed that's really important to understand is that the underlying operating fundamentals have changed since the original decision. Business travel has returned. There's incremental RevPAR in the marketplace. I think that the experts in the industry have increased their forecasts for the year for RevPAR, whether that's Smith Travel, or Price Waterhouse, or CBRE.
And of course all the companies, including LaSalle, have substantially increased their outlooks for the year, including not just LaSalle, but Pebblebrook has as well, based upon the performance that we saw in the first quarter and what we were seeing at the time based upon the second quarter. So I think I want to skip to page eight. There have been comments made by LaSalle management that one of the reasons the board selected the all-cash offer was for certainty and for I guess safety.
And that would suggest there is there's no price that involves stock that would be acceptable to them. And I think we found that out based upon our increased offers along the way that there are some personal issues out there evidently on the other side where existing management is uncomfortable with the idea of selling the company to a business that involves me.
And I think there are some really good reasons for that from their perspective. If you go to page eight, what you'll see is, you know, LaSalle - while I was the CEO and leading the company - performed much better than the market, the peers, the REIT index, the S&P 500, the Russell 2000. All this was behind our ability at Pebblebrook to do what was a really silly idea to start with, which was to do a blind pool REIT without any assets, purely based upon track record of the management team and the opportunity at the time.
And I think it was a reflection of the confidence of the investment community in our team and our ability not only to take advantage of the opportunity following the last downturn, but to deliver over time superior performance. And we did that at LaSalle. And you can see that we've done that at Pebblebrook. And that was starting at zero. So I took us almost a year to get our first asset in place, let alone a portfolio that we'd have an opportunity to create value through.
But you can see on page eight the performance both at LaSalle, which is substantially better than the market, and then since you can see we've significantly outperformed the peers, we've outperformed the SNL REIT index, we've outperformed LaSalle substantially. And I think therein lies the whole issue that is a cause for the management at LaSalle to view our idea of combining the companies so unfavorably.
If you go to page nine, one of the things they’ve been communicating again as this "fear." And I suppose there are lots of fears in the world. The world could end tomorrow and none of this could be relevant. But one of the fears, or the stated rationale, is that we're overvalued and we trade at an inflated multiple. And, you know, I guess you can make that argument. The team there knows that we heard that for nine years at LaSalle while I was there.
And we've now heard that for nine years here at Pebblebrook. And the reason is, is that we deliver better performance, and companies that deliver better performance actually trade at higher multiples. You all know that, obviously. And so what page nine shows is what our typical premium has been in the marketplace and supporting that also is the net asset value of the company, which we've published and have published since February of 2016.
And it's based upon the fact that our assets, which are located in the most desirable major cities and coastal markets of the U.S., in the upper, upscale four diamond and five diamond category, trade at higher multiples, they trade at lower cap rates. Therefore, they trade at higher values. And then when you add onto that the fact that independent hotels tend to trade at higher multiples as well because of the ability for them to be flagged, then you understand why we've traded at a higher multiple.
You combine better operating performance with, frankly, assets that trade at higher multiples on a private basis. It's not surprising that we trade at higher multiples. And that's been pretty consistent over my 20-year career in the public market. So there's a lot of additional detail and background in here on Pebblebrook and that comes out of our standard investor presentation. I guess one other page I'd move to maybe… the two pages would be pages 14 and 15. Just to highlight, again, you know, this idea of better performance.
Look, when you're not the best performer, you don't like to hear that you're not the best performer. Unfortunately, most companies in the world are not the best performers. There is typically only one in each sector that is, and we happen to have been… and we say this with all humility, we don't need to make this up. It's actually factual. So you can go to page 14. You can see we've grown our own FFO per share at a much higher rate than our peers.
And our shareholder returns, not surprisingly, reflect that better growth. And that's shown in the bottom table here. And of course, you can also see that LaSalle's performance in both categories is substantially inferior. And if you go to page 15… You know, one of the things I learned very early on in the public markets is, you know, like it or not, you know, under-promising and over-delivering is really a very important philosophy to have.
And we've had that. And we've had a pretty good track record of under-promising and over-delivering for my 20 year career. Page 15 shows that we've been, we've been able to do that through not only the top line performance of the company and our estimates for that, but most importantly, the EBITDA of the underlying assets in the company as well as the cash flow per share or the FFO per share.
So you know, we're not perfect. We've never said we're perfect. When there are changes in the marketplace in terms of underlying economics or fundamentals, our business tends to be hard to predict on a short-term basis. And that's the only times that we tend to miss, frankly along with the rest of the players in the industry. So, you know, with that, I think we could go to Q & A and find out what's on your mind.
SYLVIA:
Thank you. We will now begin the question and answer session. If you have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you're using speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone. We have no questions at this time.
JON BORTZ:

We have a questioner here in New York, Nate Rogoff from BTIG.
NATE ROGOFF:
I had just had a couple questions. First, can you just comment on the lawsuit that LaSalle filed with regards to the last purchase of stock? It seems that they weren't too happy that you guys bought stock after the standstill expired.
JON BORTZ:
Well, first of all, just to be clear, there's no lawsuit that's been filed. We're not even aware of any claim other than what we read in the paper. So there's nothing for us to comment on. And if in fact there is a claim with the SEC, we wouldn't be able to comment on that at all. I'm sure you can understand that they're not happy that we increased our position.
They attempted through the NDA process to get us to agree to an 18-month standstill and an 18-month gag order. That was their original offer. I think they mentioned in their proxy something about trying six times to get us to sign an NDA. You know, I think that's fascinating. But when you propose ridiculous terms, as a fiduciary for our shareholders, you know, what they proposed was not in our best interests. And so, as you can imagine, we said no.
And based upon our knowledge of the assets and the public market information, frankly, we didn't even need to go into the process. They tried very hard. I think they wanted to prove out their process by having us involved. Ultimately, they conceded on the issues that really related primarily to time. And we were released from a standstill and an ability to talk about it the day before NAREIT, which was what our requirement was, so we could talk to our shareholders about the offers that we made and what the process had been. You can imagine we've been very well advised from a legal perspective. Our plan has been laid out in terms of the desire to ultimately get to 9.8%. And so we wouldn't have agreed to anything, we wouldn't can say about it at this point in time.
NATE ROGOFF:
Second question is, and I've gotten this question a lot from shareholders, would you consider a collar on Pebblebrook stock to take away this notion that they're afraid of their share price and believe it's inflated?
JON BORTZ:
Yeah. So I think we have to go back to where this started. And when we put together our offers, the idea was to maximize the value for the shareholders of LaSalle and to put the two companies together, that the shareholders would believe in. The crossover ownership at the time was something like 80% of the same shareholders of the two companies.
So the vast majority of the shareholders who owned LaSalle already owned Pebblebrook. They were very comfortable with our stock and they were very comfortable at the levels our stock was trading at. And the small amount of shareholders that didn't own Pebblebrook at the time have owned us in the past, people we've had relationships with in many cases for 20 years. So when we put the package together, the objective was to maximize the price for the shareholders at the end of the day, with the idea that they viewed our shares as valuable, that they would want to own them.
And so we did that. So the exchange ratio that we've utilized, the amount of cash that we've provided, are all meant to maximize the value for the LaSalle shareholders and at the same time obviously meet the objectives for the Pebblebrook shareholders, since that's why we're doing this. I don't want to sound too much like Santa Claus at the end of the day. We have our shareholders that we have to satisfy. And we have to do a deal that makes sense for our shareholders.
So when it relates to a collar, the first time that came up was in a verbal conversation we had the Saturday before they announced the deal on Monday morning with Blackstone. And verbally they came back with two things. They came back with a higher exchange ratio, .925, and a 10% down collar. That was it. There was no explanation about why that was. There was no guidance. There was no mention that that was important at the end of the day to the board.
It was just we believed a throwaway of something they knew we weren't going to do on top of maximizing the price at the end of the day. And when we went back to them with the increase in the exchange offer we got no comment back. We never heard from them again. So if it was such an important thing to doing the deal, I think most people would have a conversation. There wasn't any conversation at the time. And in fact, I think it's important to point out there's never been a conversation. So we asked repeatedly for meetings with the independent directors of the board.
We've never had a conversation with an independent director of the board since we first had a dinner, since I first had a dinner with Mike Barnello at the Citi Conference in early March. So the process has been terribly flawed. They've never organized, they never put together an independent committee of the board. I mean we had a meeting with management for three hours as part of the process. There was not a member of the directors there outside of Mike Barnello.
So the independent directors never hired a separate advisor or separate legal counsel. And management has led the process the whole way along. And if you recall, our proposal is that the management is not involved in that combined company. So there was a conflict from day one, which the board did not recognize, and was not willing to deal with. And I think that created this flawed process.
And for whatever reason, their focus today, which I think is fascinating, is trying to talk down the stock to lower levels to create fear on the part of the shareholders to say things like, "Gee, we couldn't do a deal with Pebblebrook until February." On what basis? It's a 90 to 120-day process from the day we sign the M&A agreement. And so when it comes to a collar we've dealt with it but through what we're willing to do, which is put a stake in the ground on the 20% cash portion of the deal.
And the reason we're providing all this performance information is so folks who aren't familiar with us, who are investing in the stock today versus folks who know us very, very well over the past 20 years, for them to understand how we do business, how we've been able to deliver better performance, and why we're going to continue to be disciplined in a process of buying assets, in this case the company. Or to put it even more clearly at this point an unlimited collar makes no sense for our shareholders. Of course I presume that might make the board more comfortable, but frankly, their objective has never been to work out a deal with us. It's always been to do anything but a deal with us.
JIM SULLIVAN:
Jon, could you just touch on briefly the accretive impact that Pebblebrook foresees in this transaction, maybe on a short term basis the first year or so after a completed transaction, and maybe over a three-year period?
JON BORTZ:
Sure. Well, we don't have a deal. So it's really hard to actually lay out numbers. And as you know, we have an outlook for this year. We don't have an outlook for next year. We're probably months away from even having our own numbers together. You'd be looking at probably… we don't get budgets until November 1st. That's pretty typical in the industry. And that's just a draft of a budget.
And we work through those budgets. In many cases, they don't even finalize until January of the year that's for the budget. But what we've said to our shareholders and for the benefit of the LaSalle shareholders who hopefully will be future shareholders is that this'll be accretive on an FFO per share basis in the first year. And it'll be more accretive on a longer term basis. It'll be accretive on both a cash flow per share basis and it'll be accretive on an NAV basis.
And that was our promise to our shareholders and that's where we believe we are today with the offer that we've provided. So I think what we've talked about in here is to point out to folks again. I want to go back to under-promising and over-delivering, because we find that's the most successful way to run a public company.
But what we've highlighted is the EBITDA per key differential between the LaSalle portfolio and the Pebblebrook portfolio. And based upon the two outlooks of the two companies that's upwards of $5,000 a key this year. And it was I think $3,000 a key last year, $4,000 a key the year before. Obviously, there's disruption that goes on from renovations. Last year we both had impacts. I think ours was even larger with hurricanes with our Naples property, which, Jim, you know very well because you live down there part of the year.
But we believe over time we can significantly shrink that differential, not by shrinking our EBITDA per key, but by increasing the EBITDA per key of the LaSalle portfolio. And we think that happens because of our approach to the redevelopment of properties within the portfolio. It's really our differentiating expertise in the market as well as our creativity and ability to create unique experiences within our hotels.
And so I think if you go back four or five years our EBITDA per key was flat to theirs. And over the last four to five years as they've made strategic decisions not to invest on a regular basis in the portfolio, deferring capital, waiting for what they believe would be a dramatic downturn in the industry, they've suffered, the properties have suffered as a result. And so ours have outperformed.
And I would go back to, for folks who followed us, and Jim, I know you've followed us. Actually, you've followed us since we went public with LaSalle in 1998 as the lead research analyst. But if you go back to 2011 and 2012 to our investor presentations back then, you know, we talked about there was a 700 basis point differential in the EBITDA margin. And what we said to the shareholders was, "Look, there's a 700 basis point differential."

"There's an awful lot of similarities in the assets that we own compared to our former company. And we believe that we can narrow that gap." And we didn't start out by saying we're going to eliminate it. We started out by saying, "Look, we've identified 100 or 200 basis points that we believe we feel pretty comfortable saying we can eliminate that and narrow that gap. And as we were successful with that, we said, "Well, we've found another couple hundred basis points."
And here's the execution on that. And that'll take another couple years. And over the past six or seven years, not only did we eliminate it completely, but our margins are actually higher than LaSalle's margins are. In addition, our revenues are higher. Our RevPAR's higher, our non-room revenues are higher even though they have larger properties on average than what we have and properties that have more meeting space and other non-room revenues.
And we've been able to do that because our approach to the business is different than theirs within the boxes that we run. So we're not promising that we can eliminate the $5,000 per key. That represents over $50 million of EBITDA, which would be a 20%...
RAY MARTZ:
Yeah, almost 20%, 15% to 20%.
JON BORTZ:
15% increase from the existing EBITDA in their portfolio. But we certainly believe there's a significant portion of that that we feel comfortable saying, "Look, we're going to be able to improve that," just based upon the way we invest and reinvest in our assets.
JIM SULLIVAN:
In terms of that increase in EBITDA, is some of it also going to be attributable to a short term bulge in capex spending on the LaSalle portfolio?
JON BORTZ:
I don't know that it's a bulge because, interestingly, they're bulging now because they recognize they got behind. They’re losing share, and so they have quite a number of projects that are ongoing right now. Although, I suspect at least what I've heard in the market is they stopped them. So we would need to move forward and complete them. And actually, stopping them might be a good thing so that we can do them better, which is our approach so we can achieve better returns based upon those projects.
But yes, there is capital that will need to be invested in order to deliver these returns. You know, we've provided that information on our portfolio pretty consistently over the years. You know, we've generally delivered double digit EBITDA yields at stabilization on the redevelopment projects that we do within the portfolio. And so there will be capital beyond a normal 4% reserve that might be typical for their portion of the portfolio. The good news is our portfolio is done. We've gone through and redeveloped all of our hotels. And so part of the opportunity here is we have the opportunity to do similar things with the LaSalle portfolio.
JIM SULLIVAN:

And so if we think about that spread between the possibility, perhaps-- and we haven't talked about this this morning-- perhaps selling some of the LaSalle assets. Pebblebrook's approach over the recent couple of years has been to sell a subset of the portfolio. And maybe you can talk about the EBITDA yields on those sales. You talked here about a double digit yield on capital invested. So just so people can understand what that spread implication could be.
JON BORTZ:
Sure. So in early '16, our stock was trading at a significant discount to our NAV. Our NAV's based upon true, in the moment, private market values, trades that are happening in the market. What we actually believe the assets could trade for at that time, not, you know, some time in the future. And so we made a decision, in order to narrow that gap and create value for the shareholders, that we would sell somewhere between a half a billion and a billion dollars of our assets, including our assets in New York, which we had identified as a very poor intermediate-term market.
And so we moved forward. We sold I think almost $700 million of assets. We sold out of New York completely. We sold at I think about a 4.1 NOI cap rate, which was about a five EBITDA yield, so about half of the double digit EBITDA yield we're talking about creating through the redevelopment of hotels. Keep in mind, that's a three to five-year process to not only redevelop but then get to stabilization.
But if you're talking about doubling a yield over five years in real estate, which typically grows at about 3% to 4% a year through the cycles, it's obviously significantly higher value creation than just holding stabilized assets. So yes, we will likely sell some assets within the portfolio. We do have a negative bias that continues about New York not just because of supply, but because of cost pressures in the market and because of the challenges in the market historically in terms of performance when there's an economic downturn.
New York tends to suffer much more than other markets in downturns. And so we're not saying we're definitely going to sell the assets in New York, but we do have a bias against New York. We want to make sure there isn't some great opportunity within those assets that we'd be selling off, but if that's not the case, then those are likely candidates. We'd also be looking at Chicago, which we view Chicago as a much more cyclical market.
You have to buy early in Chicago. It tends to get oversupplied. It's a growth demand market, highly reliant on convention business in the market. And so the two assets that are in that market, again, we would be biased to looking hard at selling those. But again, we haven't made any decisions about any individual assets within the portfolio. And so there likely would be an opportunity to sell some assets.
Use that capital for redevelopment within the portfolio as well as bringing leverage back down to a level closer to four times debt to EBITDA and fixed charge coverage that's probably somewhere in the three and a half to four range, which is where we are. We're actually well below four today at Pebblebrook.
JIM SULLIVAN:
And a topic obviously that is a major one for Pebblebrook on its own, but also very important for LaSalle: the outlook for San Francisco. I understand that they're now providing some early guidance on 2020: convention activity, nights and compression nights and overall convention center related demand. I wonder if you could kind of share with us any updates you have there.

JON BORTZ:
Sure. Well, I was just in San Francisco. I actually flew in last night. I was there for a couple of days. I did midyear reviews of all of our seven hotels in the market. And we spent time talking about lessons learned in the first half and the opportunity in the second half. But we also spent time talking about 2019 and making sure that the strategies we put in place for 2019 are put in place in order to take advantage of what is a huge opportunity with the completion of the expanded convention center and fully renovated convention center.
So the calendar is pretty incredible for next year. It's up. On compression nights, it goes from something like 41 to 87 which is more than doubling. And we go from something like 700,000 rooms and change this year to just shy of 1.2 million rooms right now. There are some tentatives in the market as well for next year, corporate business. And the most the city's ever seen I think is under a million, nine hundred thousand and change.
And so we're talking about adding 500,000 rooms into the market next year just on the convention calendar. We've indicated we feel pretty comfortable at this point with high single digit RevPAR growth. There was nothing I heard in my two days of meetings out in San Francisco that would cause us to change our viewpoint to the downside. There may be more opportunity to the upside, but we think talking about eight to nine right now is plenty.
And you know, if it turns out to be higher, great. You bring up 2020. We did talk about '20 and '21 actually. And the feedback SF Travel is providing and when you look at the numbers from a long-term perspective it looks like 2020 is going to be pretty similar to 2019 in terms of total room nights and compression nights. And 2021 looks to be again, well in excess of a million rooms and maybe just as good as '19 and '20 as well.
So they're having great success selling the new center even though it won't be done ‘til the end of this year. I walked by the center. They’ve still got some work to do, but they keep saying they're on schedule. So and the good thing about next year, which is really exciting, is the first quarter is a killer quarter. It's massive. And it'll be the strongest quarter of the year in terms of growth based upon what's on the books at this point in time.
And what it really does is help get pricing psychology in place, and confidence, and momentum into the market. Because we're going to be coming off what might end up being the weakest quarter in San Francisco in the fourth quarter of this year prior to the completion to the renovation and expansion. So when we look at our bookings in San Francisco I mean they're up massively for next year, consistent with the convention calendar. And the underlying business environment there is exceedingly strong. And interestingly, I mean we mentioned that in our last call. And LaSalle mentioned that in their call as well about how strong San Francisco was going to be next year and how much that would benefit their portfolio.
JIM SULLIVAN:
So you're taking bookings now for the NAREIT convention in San Francisco? Just to remind everybody on the call who might want to go.
JON BORTZ:
Yeah, we are. Anybody who'd like to, two things I'd point out. One is where the NAREIT convention is, which is at the Marriott Marquis, directly across the street from our Hotel Zelos. And the Marriot Marquis will be under a massive renovation during the NAREIT convention. So if you'd like to stay somewhere else, we just happen to have four hotels in the neighborhood, including one directly across the street.
And we have special rates for our friends who are visiting for NAREIT. And they can get them by sending us an email. And we've actually already sent one letter out to folks we do business with. And we'll be sending another one out as soon as NAREIT nails down what the rates are for the Marquis.
RAY MARTZ:
And we'll also be hosting some property tours ahead of NAREIT as well in San Francisco. So it'll be a good chance for any investors there who are planning out there. Come out a little earlier. You get a chance to actually see the assets and have a drink at one of our bars. And you can see how we're different than a lot of the others.
JON BORTZ:
And hopefully we'll be touring our assets and our future assets.
JIM SULLIVAN:
Very good. Sounds exciting. You might need more than one day. You mentioned in connection with New York, part of your view on the market was cost pressures as well as the supply. And we know this weekend one of the major service unions is planning to protest or march or whatever in front of, across the country in several Marriott hotels. So first of all, are any of your hotels on the list? Number one. And number two, do you think this is something that is material, a potential escalation in cost structure?
JON BORTZ:
Well, the union action is across the country. It's in, I don't know, some, I think what I've read is it's in, like, seven major cities or something. They're protesting Marriott, which is obviously the largest manager of brands in the U.S. We do have some union properties, and we do have some union properties that are Marriott properties. They were Starwood properties.
And I don't know if there are any specific actions against those. We do have contracts up in the cities where we have some of our union properties. That would include Boston, San Francisco, obviously we don't have any properties in New York, but there aren't, the contract in New York isn't up for, gosh, I think it's 2024.
RAY MARTZ:
2024.
JON BORTZ:
So not an issue here in New York. I don't think it's any escalation in the relationship between operators and the union. I think it's just to try to bring light on the fact that there's negotiations going on and if they can get any public opinion on their side they like to do that. But there are negotiations going on in these markets. And I presume, as in the past, you know, arrangements will be made. And that's really up to the operators who are the employers of the union folks.
JIM SULLIVAN:

Okay. Very good. Maybe, Sylvia, are there any questions in the queue?
SYLVIA:
We have a question from Dan Lance from Vivaldi Capital.
DAN LANCE:
Good morning, Jon. Thanks for taking the question.
JIM SULLIVAN:
Sure.
DAN LANCE:
Wanted to get a feel from you and Ray as far as what are the next steps in regards to LaSalle? They've obviously have not engaged with us. And my understanding of the merger agreement, they really don't have to because there's nothing in front of them. They've rejected it. So what are the next steps that we can take in order to get either the management team or the independent board to reengage and entertain the offer that we have put in front of them?
JON BORTZ:
Sure. So the first thing is we would urge all of the shareholders who are on the phone here and others who may not be on the phone to send a letter to the board indicating what their preference is. If folks here have a preference for our offer they should communicate that to the board. And that's really critical. Because what the board's fiduciary responsibility is, is to the shareholders.
And if they hear from enough shareholders, and I think they're hearing from a lot, about the superiority of our proposal their obligation is ongoing. It's not any point in time. So they can walk around and say there's nothing in front of them, but there is. Our offer still stands. We've said that publicly. We urge the board to reconsider their decision. We think events have changed. We think the fact that their stock is trading substantially above the cash offer is an indication of what the market and the investment community wants to do.
And so that would be - certainly the most urgent next step would be to communicate your view to the board. If you think they've made a mistake, you should either let them know they've made a mistake or indicate, in fact, again, that you have a strong preference for our offer. I think the other thing is if you want to get more from Blackstone, the only way to do that is for the board to actually be focused on maximizing value.
And so if Blackstone has more to provide, if they're not designating our offer as superior, what it'll come down to is the vote. And so the shareholders certainly can communicate their view on what they think the board ought to be doing. We've already done that. We own 9.8% of the company. We're going to vote against the deal because we don't think it maximizes value for the LaSalle shareholders.
HG Vora has come out publicly, communicated to the board. They own over 9% of the company and they've indicated that they view our offer as superior. And so as long as the board hears from the shareholders, ultimately we believe they're going to do the right thing and they're going to listen to the shareholders and they're going to designate our offer as superior. And otherwise, their deal's going to get rejected. And you know, they're all going to get fired at the end of the day. So the next steps are in their court and the shareholders' court.
And again, it's what we've said all along. If the shareholders don't want us to do this, we'll go away. I know folks may not want to hear that, but if you want to do the deal, you should tell them you want to do our deal. And self-advocating is what our whole system is based on. And the board's never done any outreach, and therefore, they wouldn't know. They didn't know before they made the decision. They didn't care, frankly, I don't think, and they had a flawed process from day one. So I don't know if I'm leaving anything out, Ray. But--
RAY MARTZ:
That's it.
JON BORTZ:
That's it. That's it in a nutshell.
JIM SULLIVAN:
Any other questions?
DAN LANCE:
Thank you.
JON BORTZ:
No, thank you.
SYLVIA:
No further questions in the queue.
NATE ROGOFF:
Someone emailed me a question. So I'll ask it.
JON BORTZ:
Sure. Anonymity is important.
NATE ROGOFF:
Yeah. Exactly.
JON BORTZ:
For some folks. And that's fine.
NATE ROGOFF:
Just back to the collar. What is the downside for you guys to have a collar? And what are you giving up by having a collar on your stock, in your mind?

JON BORTZ:
Well, the downside's obvious. It's risk to our shareholders that if you have a floating exchange ratio which has never been used in any REIT M&A ever. I want to remind people that I think it's really important. You know, they could've asked that we resurrect Elvis Presley in order to get the deal, and obviously we couldn't do that. And in this case, they asked for something that doesn't make sense for our shareholders.
And they knew that when they asked. And so what's the downside? The downside is you have a floating exchange rate that the market can manipulate in order to get more for the LaSalle shareholders through shorting our stock at the end of the day, pushing it down in order to get the exchange ratio up. And so that's not in the best interest of our shareholders at this point. And we're not going to do it. So I don't want to leave any hope out there on the part of the investment community that we're going to provide a collar.
Collar makes no sense here. The other thing I'd point out is if our deal was accepted tomorrow and we signed an M&A agreement, where would the stock trade? I mean the stocks would trade in tandem for sure, based upon what the deal is. And so, you know, every time we've increased our offer, our stock's gone up. And every time the market thinks maybe we don't have as much of a chance to get the deal, our stock goes down.
So the investment community certainly believes there's value to the combined entity on a go forward basis. And again, we'd want… I mean I don't know how big of a premium you have to have when you're providing stock. I mean if our premium was 100% but there's no certainty, is that okay? I mean we've been at 13%. When we made the second offer, the last offer that they rejected.
That included fixing the 20% cash portion. 13% premium wasn't enough. So what's enough at the end of the day? I'm telling you this has nothing to do with this. This has everything to do with them not wanting to sell to us where we can fix their underperformance. That's what it has to do with. It has to do with a governance process that was flawed from day one. This is a travesty to the shareholders at the end of the day.
And that's why we've said we're going to take this to the finish. We've made a $360 million investment. We're not going anywhere. So what's the finish line? You should ask LaSalle what the finish line is. Because their proposal today, what they've accepted isn't the finish line. Unless that's what the shareholders want. If that's what they want, they can have it. Go ahead and vote for it.
JIM SULLIVAN:
Sylvia, this is Jim. Any other questions in the queue?
SYLVIA:
No further questions in the queue.
JON BORTZ:
Thank you all very much.
JIM SULLIVAN:
Thank you.
JON BORTZ:

I appreciate your time.
RAY MARTZ:
Thank you.
JON BORTZ:
For those on the call, appreciate your support as well.
SYLVIA:
Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.